                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION
                                          OF
                      INTERNATIONAL AIRLINE SUPPORT GROUP, INC.


    INTERNATIONAL AIRLINE SUPPORT GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") hereby certifies:

    FIRST: That the Board of Directors of the Corporation duly adopted the following resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation to elect the applicablility of
Section 203 of the Delaware Code:

         "RESOLVED, that the Corporation amend its Certificate of Incorporation by deleting in its entirety the text of the Ninth Article of the Certificate of Incorporation and substituting in lieu thereof the following:

    The provisions of Section 203 of the Delaware General Corporation Law, as in effect on the date hereof and as amended hereafter, shall be applicable to the Corporation."

    SECOND: That the amendments have been adopted by an affirmative vote of a majority of the stockholders of the Corporation in accordance with the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused its duly authorized officers to execute this Certificate as of this 22nd day of September, 1997.


                                             INTERNATIONAL AIRLINE SUPPORT
                                             GROUP, INC.


                                             By:______________________________
                                                James M. Isaacson
                                                Secretary